Exhibit 99.4

Unaudited Condensed Consolidated Financial Statements of HealthTronics, Inc.

Contents
Condensed Consolidated Financial Statements
Condensed Consolidated Statements of Income for the three months ended March 31, 2010 and 2009	2
Condensed Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009	3
Condensed Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2010 and 2009	4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009	5 - 6
Notes to Condensed Consolidated Financial Statements	7

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in thousands, except per share data)	Three Months Ended March 31,
	2010	2009

Revenues	$48,389	$43,612
Cost of revenues (exclusive of depreciation and amortization shown separately below)	22,468	21,307

Gross profit	25,921	22,305

Operating expenses
Selling, general and administrative	6,317	4,556
Depreciation and amortization	4,009	3,478

Total operating expenses	10,326	8,034

Operating income	15,595	14,271

Other income (expenses):
Interest and dividends	36	50
Interest expense	(506)	(290)

	(470)	(240)

Income from continuing operations before provision for income taxes	15,125	14,031

Provision for income taxes	315	313

Consolidated net income	14,810	13,718

Less: Net income attributable to noncontrolling interest	(12,489)	(13,328)

Net income attributable to HealthTronics, Inc.	$2,321	$390

Basic earnings per share attributable to HealthTronics, Inc.:
Net income attributable to HealthTronics, Inc.	$0.05	$0.01

Weighted average shares outstanding	43,665	35,892

Diluted earnings per share attributable to HealthTronics, Inc.:
Net income attributable to HealthTronics, Inc.	$0.05	$0.01

Weighted average shares outstanding	44,038	35,966

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

($ in thousands)	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$5,618
Accounts receivable, less allowance for doubtful accounts of $2,577 in 2010	31,216
Other receivables	1,476
Prepaid expenses and other current assets	4,640
Inventory	11,216

Total current assets	54,166

Property and equipment:
Equipment, furniture and fixtures	61,696
Building and leasehold improvements	9,170

70,866
Less accumulated depreciation and amortization	(39,592)

Property and equipment, net	31,274

Other investments	1,850
Goodwill	103,282
Intangible assets, net	48,110
Other noncurrent assets	3,628

$242,310

LIABILITIES

Current liabilities:
Current portion of long-term debt	$1,931
Accounts payable	3,406
Accrued expenses	11,078

Total current liabilities	16,415

Long-term debt, net of current portion	42,895
Other long term obligations	1,865
Deferred income taxes	6,503

Total liabilities	67,678

STOCKHOLDERS’ EQUITY

Preferred stock, $.01 par value, 30,000,000 shares authorized: none outstanding Common stock, no par value, 70,000,000 shares authorized: 47,561,034 shares issued and 45,573,358 shares outstanding	227,190
Accumulated deficit	(89,447)
Treasury stock, at cost, 1,987,676 shares	(4,609)

Total HealthTronics, Inc. shareholders’ equity	133,134
Noncontrolling interest	41,498

Total equity	174,632

$242,310

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period ended March 31, 2010

(Unaudited)

($ in thousands, except share data)	Issued Common Stock		Accumulated	Treasury Stock		Non- Controlling
	Shares	Amount	Deficit	Shares	Amount	Interest	Total
Balance, December 31, 2009	47,556,430	$226,722	$(91,768)	(1,972,322)	$(4,564)	$43,026	$173,416

Net income	—	—	2,321	—	—	12,489	$14,810

Distributions paid to noncontrolling interest	—	—	—	—	—	(14,262)	$(14,262)

Sale of subsidiary interest to noncontolling interest	—	—	—	—	—	698	$698

Purchase of subsidiary interest from noncontrolling interest	—	(77)	—	—	—	(453)	$(530)

Purchase of treasury stock	—	—	—	(15,354)	(45)	—	$(45)

Share-based compensation	4,604	545	—	—	—	—	$545

Balance, March 31, 2010	47,561,034	$227,190	$(89,447)	(1,987,676)	$(4,609)	$41,498	$174,632

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

($ in thousands)	Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Fee and other revenue collected	$50,125	$42,207
Cash paid to employees, suppliers of goods and others	(33,163)	(25,885)
Interest received	36	50
Interest paid	(489)	(338)
Taxes paid	(198)	(259)

Net cash provided by operating activities	16,311	15,775

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of entities, net of cash acquired	—	(29)
Purchases of equipment and leasehold improvements	(1,707)	(2,214)
Proceeds from sales of assets	402	39
Other	—	23

Net cash used in investing activities	(1,305)	(2,181)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	1,784	203
Payments on notes payable, exclusive of interest	(5,665)	(4,686)
Distributions to noncontrolling interest	(14,041)	(18,183)
Contributions by noncontrolling interest, net of buyouts	167	7
Purchase of treasury stock	(45)	(18)

Net cash used in financing activities	(17,800)	(22,677)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,794)	(9,083)

Cash and cash equivalents, beginning of period	8,412	22,854

Cash and cash equivalents, end of period	$5,618	$13,771

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

($ in thousands)	Three Months Ended March 31,
	2010	2009
Reconciliation of net income to net cash provided by operating activities:
Net income	$14,810	$13,718
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,009	3,478
Provision for uncollectible accounts	272	120
Provision for deferred income taxes	501	721
Non-cash share based compensation	545	776
Other	(216)	73
Changes in operating assets and liabilities, net of effect of purchase transactions
Accounts receivable	1,093	(1,124)
Other receivables	(269)	(162)
Inventory	1,283	216
Other assets	(1,113)	(1,801)
Accounts payable	(1,273)	1,692
Accrued expenses	(3,331)	(1,932)

Total adjustments	1,501	2,057

Net cash provided by operating activities	$16,311	$15,775

See accompanying notes to condensed consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010

(Unaudited)

1. General

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with the accounting principles for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. These condensed consolidated financial statements reflect all adjustments which are, in our opinion, necessary for a fair presentation of the statement of financial position as of March 31, 2010 and the results of operations and cash flows for the periods presented. Such adjustments are of a normal recurring nature unless otherwise noted herein. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

The notes to consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission should be read in conjunction with this Quarterly Report on Form 10-Q. There have been no significant changes in the information reported in those notes, other than from normal business activities and as discussed herein.

2. Debt

Senior Credit Facility

In March 2005, we refinanced our then existing revolving credit facility with a $175 million senior credit facility comprised of a five year $50 million revolver due in March 2010 and a $125 million senior secured term loan B (“term loan B”), due 2011. This loan bore interest at a variable rate equal to LIBOR + 1.25 to 2.25% or prime + .25 to 1.25%. We repaid the term loan B in July of 2006 in full. In April of 2008, we increased the revolving line of credit from $50 million to $60 million. In December 2009, we amended and restated our senior credit facility.

The amended and restated credit agreement extended the maturity date of the revolver to December 31, 2012, increased the borrowing rate, eliminated the interest coverage ratio covenant and replaced it with a fixed charge coverage ratio covenant, increased the dollar limit on stock repurchases by us from $10 million to $20 million (but making repurchases subject to our maintaining a total leverage ratio of 2.00 to 1.00), and other minor amendments. Except as described above, the terms of our original senior credit facility remain in effect under the amended and restated credit agreement. As of March 31, 2010, we have drawn $40.5 million on the revolver.

Our senior credit facility contains covenants that, among other things, limit our ability to incur debt, create liens, make investments, sell assets, pay dividends, make capital expenditures, make restricted payments, enter into transactions with affiliates, and make acquisitions. In addition, our facility requires us to maintain certain financial ratios. We were in compliance with the covenants under our senior credit facility as of March 31, 2010.

Other

As of March 31, 2010, we had notes totaling $4.3 million related to equipment purchased by our limited partnerships, which indebtedness we believe will be repaid from the cash flows of the partnerships. They bear interest at either a fixed rate of five to eight percent or LIBOR or prime plus a certain premium and are due over the next four years.

3. Earnings per share

Basic earnings per share (“EPS”) is based on weighted average shares outstanding without any dilutive effects considered. Diluted EPS reflects dilution from all contingently issuable shares, including options, non-vested stock awards, and warrants. A reconciliation of such EPS data is as follows:

($ in thousands, except per share data)	Basic earnings per share	Diluted earnings per share
Three Months Ended March 31, 2010
Net income attributable to HealthTronics, Inc.	$2,321	$2,321

Weighted average shares outstanding	43,665	43,665
Effect of dilutive securities	—	373

Shares for EPS calculation	43,665	44,038

Net income per share attributable to HealthTronics, Inc.	$0.05	$0.05

Three Months Ended March 31, 2009
Net income attributable to HealthTronics, Inc.	$390	$390

Weighted average shares outstanding	35,892	35,892
Effect of dilutive securities	—	74

Shares for EPS calculation	35,892	35,966

Net income per share attributable to HealthTronics, Inc.	$0.01	$0.01

We did not include in our computation of diluted EPS unexercised stock options and non-vested stock awards to purchase 2,855,000 and 2,712,000 shares of our common stock as of March 31, 2010 and 2009, respectively, because the effect would be antidilutive.

4. Stock-Based Compensation

On January 1, 2006, we adopted ASC 718, Stock Compensation (“ASC 718”), (formerly SFAS 123(R), Share-Based Payment), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including stock option grants based on estimated fair values. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the award’s portion that is ultimately expected to vest is recognized as expense over the requisite service periods. Prior to the adoption of ASC 718, we accounted for share-based awards to employees and directors using the intrinsic value method. Under the intrinsic value method, share-based compensation expense was only recognized by us if the exercise price of the stock option was less than the fair market value of the underlying stock at the date of grant. We have elected to use the modified prospective application method such that ASC 718 applies to new awards, the unvested portion of existing awards and to awards modified, repurchased or canceled after the effective date.

Under ASC 718, nonvested stock awards are awards that the employee has not yet earned the right to sell and are subject to forfeiture if the terms of service are not satisfied. These awards should be measured based on the market prices of otherwise identical (i.e., identical except for the vesting condition) common stock at the grant date. A nonvested equity share awarded to an employee shall be measured at its fair value as if it were vested and issued on the grant date. The vesting restrictions are taken into account by recognizing compensation cost only for awards for which the employee has rendered the requisite service (i.e., vested).

As of March 31, 2010, total unrecognized share-based compensation cost related to unvested stock options was approximately $1.1 million, which is expected to be recognized over a weighted average period of approximately 2.0 years. We also had $1.8 million of unrecognized compensation costs related to nonvested stock awards as of March 31, 2010, which is expected to be recognized over a weighted average period of approximately 1.5 years. For the quarter ended March 31, 2010 and 2009, we have included approximately $531,000 and $776,000, respectively, for share-based compensation cost in the accompanying condensed consolidated statements of income.

Share-based compensation expense recognized during the quarterly periods ended March 31, 2010 and 2009 is related to awards granted prior to, but not yet fully vested as of January 1, 2006 and awards granted subsequent to December 31, 2005. We have historically and continue to estimate the fair value of stock options using the Black-Scholes-Merton (“Black Scholes”) option-pricing model. For our performance-based nonvested stock awards, we relied upon a closed-form barrier option valuation model, which is a derivation of the Black Scholes model, to determine the fair value of the awards and utilized a lattice model to analyze the appropriate service period. For our service-based nonvested stock awards, fair value is based on the fair value at the grant date.

5. Inventory

As of March 31, 2010 and December 31, 2009, inventory consisted of the following:

($ in thousands)	March 31, 2010	December 31, 2009
Raw Materials	$7,230	$7,381
Work in process	346	414
Finished Goods	3,640	4,703

	$11,216	$12,498

6. New Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and more disaggregation for the different types of financial instruments. This ASU is effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Comparative disclosures are not required in the first year the disclosures are required. We did not have any significant transfers in or out of Level 1 and Level 2 fair value measurements during the three months ended March 31, 2010.

In October 2009, the FASB updated FASB Accounting Standards Codification (“ASC”) 605, Revenue Recognition (“ASC 605”) that amended the criteria for separating consideration in multiple-deliverable arrangements. The amendments establish a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. The amendments will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The relative selling price method allocates any discount in the arrangement proportionally to each deliverable on the basis of each deliverable’s selling price. This update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the requirements of this update and have not yet determined the impact on our consolidated financial statements.

In June 2009, the FASB issued accounting guidance contained within ASC 810, Consolidation (“ASC 810”), regarding the consolidation of variable interest entities (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)). ASC 810 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is effective for interim and annual periods beginning after November 15, 2009. Our adoption of this ASC on January 1, 2010 had no material impact on our consolidated financial statements.

In June 2009, the FASB issued ASC 860, Transfers and Servicing (“ASC 860”), (formerly SFAS No. 166, Accounting for Transfers of Financial Assets). ASC 860 requires more information about transfers of financial assets and where companies have continuing exposure to the risk related to transfer financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This standard is effective for interim and annual periods beginning after November 15, 2009. We adopted this standard on January 1, 2010. The adoption of this standard had no material impact on our financial statements.

In May 2009, the FASB issued ASC 855, Subsequent Events (“ASC 855”), (formerly SFAS No. 165, Subsequent Events). ASC 855 should be applied to the accounting for and disclosure of subsequent events. This Statement does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. ASC 855 would apply to both interim financial statements and annual financial statements. The objective of ASC 855 is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and, 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009. We adopted ASC 855 during the second quarter of 2009 and its application did not affect our consolidated financial position, results of operations, or cash flows. We evaluated subsequent events through the date the accompanying financial statements were issued.

7. Acquisitions

On July 27, 2009, we completed our acquisition of Endocare, Inc. (“Endocare”), pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated as of June 7, 2009, among us, HT Acquisition, Inc., a wholly-owned subsidiary of ours, and Endocare. Endocare is a medical device company focused on developing, manufacturing and selling cryoablation products which have the potential to assist physicians in improving and extending life by use in the treatment of cancer and other tumors. In accordance with the terms and conditions of the Merger Agreement, Endocare shareholders had the option to receive the following consideration for each share of Endocare common stock they owned: (i) $1.35 in cash, without interest, or (ii) 0.7764 of a share of our common stock, in each case subject to proration. The aggregate amount of cash paid was approximately $4.2 million and the aggregate number of shares of our common stock issued was approximately 7.3 million shares. Based upon our allocation of the purchase price, we recognized $6.8 million of goodwill related to this transaction, none of which is tax deductible.

On September 25, 2009, we acquired US Surgical Services, LLC (“US Surgical”) for $400,000 in cash and an earn-out provision pursuant to which we could pay up to $1,350,000 in additional consideration. Randy Wheelock, who is the brother of Argil Wheelock, one of the members of our Board of Directors, was one of the two 50% owners of US Surgical. Thus, in exchange for his 50% ownership interest in US Surgical, Randy Wheelock was paid $200,000 in cash and will be entitled to 50% of any earn-out consideration paid. In addition, in connection with this acquisition, we entered into a consulting agreement with Randy Wheelock pursuant to which he will provide consulting services to us for 15 months following closing in exchange for a payment of $10,000 per month.

Our unaudited proforma combined income data for the periods ended March 31, 2009, assuming the acquisitions were effective January 1 of each period, is as follows:

($ in thousands, except per share data)	Three Months Ended March 31, 2009
Total revenues	$49,474
Total expenses	(50,272)

Net income (loss) attributable to HealthTronics, Inc.	$(798)

Diluted earnings per share	$(0.02)

8. Fair Value of Financial Instruments

The carrying amounts and estimated fair values of our significant financial instruments as of March 31, 2010 and December 31, 2009 are as follows:

	March 31, 2010		December 31, 2009
( $ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$5,618	$5,618	$8,412	$8,412

Financial liabilities:
Debt	$44,826	$44,826	$48,519	$48,519
Other long-term obligations	1,865	1,760	3,373	3,305

The following methods and assumptions were used by us in estimating our fair value disclosures for financial instruments.

Cash and Cash Equivalents

The carrying amounts for cash and cash equivalents approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.

Debt

The carrying amount of our debt approximates fair value because it has a floating interest rate which reflects market changes in interest rates and contains variable interest premiums based on certain debt compliance ratios.

Other Long-Term Obligations

At March 31, 2010, we had $1,500,000 in long term deferred rent related to leaseholds at our new corporate office space in Austin, Texas. We are amortizing this deferred rent at a rate of $22,569 per month. At March 31, 2010, we had a long term obligation totaling $270,000 for restructuring costs related to the vacating of a leased property. Lease payments, net of the projected sublease income, totaling approximately $500,000 will continue until February 2013. At March 31, 2010, we had a long term obligation of $95,000 related to payments of $10,534 a month until December 2011 as consideration for a noncompetition agreement with a previous employee of our Endocare division. Leases have been recorded at fair value. We estimated the fair value of our long term obligations based on discounted cash flows, which is a level three analysis.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the aforementioned estimates.

9. Variable Interest Entities

We have determined that one of our consolidated partnerships, acquired in the HSS merger and in which we have a 20% interest, has certain related party relationships with two Variable Interest Entities (VIE), and in accordance with ASC 810, has consolidated those entities. As a result of consolidating the VIEs, of which the partnership is the primary beneficiary, we have recognized noncontrolling interest of approximately $800,000 on our consolidated balance sheets at March 31, 2010 and December 31, 2009, which represents the difference between the assets and the liabilities recorded upon the consolidation of the VIEs. The liabilities recognized as a result of consolidating the VIEs do not represent additional claims on our general assets. Rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets. Reflected on our consolidated balance sheet as of March 31, 2010 and December 31, 2009 are $4.7 million and $4.3 million, respectively, of VIE assets, representing all of the assets of the VIEs. The VIEs assist the partnership in providing urological services, minimally invasive prostate treatments, and other services in the Greater New York metropolitan area.

10. Subsequent Events

On May 5, 2010, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Endo Pharmaceuticals Holdings Inc. (“Endo”) and HT Acquisition Corp., a wholly-owned subsidiary of Endo (“Purchaser”), pursuant to which Endo will acquire us.

Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Endo (through Purchaser) has agreed to commence a cash tender offer (the “Offer”) to purchase all of our issued and outstanding shares of common stock (the “Shares”) at a price of $4.85 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”). The Offer will expire at 5 p.m. New York City time on July 1, 2010, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (such time, the “Offer Closing”).

The Offer, if successful, will be followed by a merger (the “Merger”) of Purchaser with and into us, with us as the surviving corporation and a wholly-owned subsidiary of Endo. In the Merger, any Shares not tendered into the Offer, other than Shares held by us, Endo, Purchaser or shareholders who have validly exercised their appraisal rights under the Georgia Business Corporation Code, will be cancelled and automatically converted into the right to receive the same per share consideration paid to shareholders in the Offer.

The consummation of the Offer is subject to the satisfaction or waiver of certain conditions, including a minimum of the majority of outstanding Shares on a fully diluted basis having been tendered into the Offer, the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act, and other customary conditions.

Pursuant to the Merger Agreement and subject to certain exceptions, we granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a per Share price equal to the Offer Price, newly-issued Shares in an amount up to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, will constitute one Share more than 90% of the total Shares outstanding on a fully-diluted basis. The price per share to be paid for the Top-Up shares will be the Offer Price.

The Merger Agreement contains certain termination rights of Endo and us and provides that, upon the termination of the Merger Agreement under certain circumstances, we would be required to pay Endo a termination fee equal to $8 million.

Concurrently with the execution and delivery of the Merger Agreement, Endo and Purchaser entered into an agreement with each of James S.B. Whittenburg, Richard A. Rusk, Clint B. Davis, Scott A. Herz and Laura A. Miller pursuant to which each of them has irrevocably agreed to tender the shares of our common stock beneficially owned by them in the Offer. Also concurrently with the execution and delivery of the Merger Agreement, Endo and Purchaser entered into an executive employment agreement with each of Messrs. Whittenburg, Rusk, Davis, and Herz, which agreements will not become effective until the Offer Closing.